                                                                    Exhibit 10.1



                          PURCHASE AND SALE AGREEMENT

                                by and between

                          SPTBROOK PROPERTIES TRUST,
                                  as Seller,

                                      and

                      BROOKDALE LIVING COMMUNITIES, INC.,
                                 as Purchaser
                          ___________________________

                                 July 26, 2000

                               Table of Contents
                               -----------------

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                                                                           Page
                                                                           ----
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SECTION 1. DEFINITIONS.....................................................   1

1.1   "Agreement"..........................................................   1
1.2   "Business Day".......................................................   1
1.3   "Closing"............................................................   1
1.4   "Closing Date".......................................................   1
1.5   "Collective Leased Properties".......................................   2
1.6   "Deposit"............................................................   2
1.7   "Escrow Agent".......................................................   2
1.8   "Master Lease".......................................................   2
1.9   "Permitted Exceptions"...............................................   2
1.10  "Property"...........................................................   2
1.11  "Purchase Price".....................................................   2
1.12  "Purchaser"..........................................................   3
1.13  "Rent"...............................................................   3
1.14  "Seller".............................................................   3

SECTION 2. PURCHASE AND SALE; CLOSING......................................   3

2.1   Purchase and Sale....................................................   3
2.2   Closing..............................................................   3
2.3   Purchase Price.......................................................   3
2.4   Duties of Escrow Agent...............................................   4

SECTION 3. CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE...............   6

3.1   Closing Documents....................................................   6
3.2   Other Conditions.....................................................   7

SECTION 4. CONDITIONS TO THE SELLER'S OBLIGATION TO CLOSE..................   7

4.1   Purchase Price.......................................................   7
4.2   Closing Documents....................................................   8
4.3   Other Conditions.....................................................   8

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER....................   9
5.1   Status and Authority of the Seller, Etc..............................   9
5.2   Action of the Seller, Etc............................................   9
5.3   No Violations of Agreements..........................................   9
5.4   Litigation...........................................................   9
5.5   Not a Foreign Person.................................................  10
5.6   Master Lease Default.................................................  10
5.7   General..............................................................  10

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.................  11

6.1   Status and Authority of the Purchaser................................  11

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                               Table of Contents
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
                                                                            Page
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

6.2   Action of the Purchaser..............................................   11
6.3   No Violations of Agreements..........................................   11
6.4   Litigation...........................................................   12
6.5   Master Lease Default.................................................   12

SECTION 7. APPORTIONMENTS..................................................   12

7.1   Real Property Apportionments.........................................   12
7.2   Closing Costs........................................................   13

SECTION 8. COVENANT OF SELLER..............................................   13

SECTION 9. DEFAULT.........................................................   13

9.1   Default by the Seller................................................   13
9.2   Default by the Purchaser.............................................   13

SECTION 10. MISCELLANEOUS..................................................   14

10.1  Brokers..............................................................   14
10.2  Publicity............................................................   14
10.3  Notices..............................................................   14
10.4  Certain Master Lease Matters.........................................   16
10.5  Waivers, Etc.........................................................   17
10.6  Assignment; Successors and Assigns...................................   17
10.7  Severability.........................................................   17
10.8  Counterparts, Etc....................................................   18
10.9  Performance on Business Days.........................................   18
10.10 Attorneys Fees.......................................................   18
10.11 Section and Other Headings...........................................   18
10.12 Time of Essence......................................................   19
10.13 Governing Law........................................................   19
10.14 NON-LIABILITY OF TRUSTEES............................................   19
10.15 Purchase of Entity Interests in Seller...............................   19

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

     THIS PURCHASE AND SALE AGREEMENT is executed on July 26, 2000, by and between SPTBROOK PROPERTIES TRUST, a Maryland real estate investment trust, as seller (the "Seller"), and BROOKDALE LIVING COMMUNITIES, INC., a Delaware corporation, as purchaser (the "Purchaser").

                                  WITNESSETH:
                                  ----------

     WHEREAS, the Seller is the owner of the Collective Leased Properties (this and other capitalized terms used and not otherwise defined herein shall have the meanings given such terms in Section 1); and

     WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Collective Leased Properties, subject to and upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

SECTION 1.  DEFINITIONS.

     Capitalized terms used in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below:

     1.1 "Agreement" shall mean this Purchase and Sale Agreement, as it may be amended from time to time as herein provided.

     1.2 "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in Boston, Massachusetts, Chicago, Illinois or New York, New York are authorized by law or executive action to close.

     1.3   "Closing" shall have the meaning given such term in Section 2.2.

     1.4   "Closing Date" shall have the meaning given such term in Section 2.2.

     1.5 "Collective Leased Properties" shall have the meaning given such term in the Master Lease.

     1.6 "Deposit" shall mean Twelve Million Three Hundred Thousand Dollars ($12,300,000), together with all interest earned thereon.

     1.7 "Escrow Agent" shall mean the Boston, Massachusetts office of Chicago Title Insurance Company.

     1.8 "Master Lease" shall mean the Master Lease Agreement, dated as of December 27, 1996, between the Seller, as successor in interest to HRPT Properties Trust, formerly known as Health and Retirement Properties Trust, as landlord, and BLC Property, Inc., as tenant, as amended.

     1.9 "Permitted Exceptions" shall mean, collectively, (a) liens for taxes, assessments and governmental charges; (b) all rights, restrictions, easements of record, liens and encumbrances that existed or affected the Collective Leased Properties as of the commencement date of the Master Lease with respect thereto (such date of acquisition being, in the case of the Washington Property, May 7, 1997, and in the case of all of the other Collective Leased Properties, December 27, 1996), (c) all rights, restrictions, easements of record, liens and encumbrances arising with respect to each Property after the commencement date of the Master Lease with respect thereto which did not arise as a result of the act or omission of the Seller other than the failure to enforce the Master Lease (it being understood that Permitted Exceptions shall specifically include, without limitation, any and all rights, restrictions, easements of record, liens and encumbrances created or caused by the Purchaser or anyone claiming by, through or under the Purchaser, or any of their respective agents, contractors, representatives or employees), (d) all rights, restrictions, easements of record, liens and encumbrances which have been consented to by the Purchaser, and (e) all other rights, restrictions, easements of record, liens and encumbrances which do not materially and adversely affect the marketability of the title to the Collective Leased Properties.

     1.10  "Property" shall mean any one of the Collective Leased Properties.

     1.11  "Purchase Price" shall have the meaning given such term in Section
2.3.

     1.12 "Purchaser" shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

     1.13  "Rent" shall have the meaning given such term in the Master Lease.

     1.14 "Seller" shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

SECTION 2.  PURCHASE AND SALE; CLOSING.

     2.1 Purchase and Sale. In consideration of the payment of the Purchase Price by the Purchaser to the Seller and for other good and valuable consideration, the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, all of the Seller's right, title and interest in and to the Collective Leased Properties for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

     2.2 Closing. The purchase and sale of the Collective Leased Properties shall be consummated at a closing (the "Closing") to be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, or at such other location as the Seller and the Purchaser may agree, at 10:00 a.m., local time, on a date (the "Closing Date") which is the earlier to occur of (a) October 31, 2000 and (b) a date designated by the Purchaser by five (5) Business Days' prior written notice to the Seller.

     2.3   Purchase Price.

          (a) The purchase price to be paid for the Collective Leased Properties (the "Purchase Price") shall be One Hundred Twenty-Three Million Dollars ($123,000,000). The Purchase Price shall be paid by wire transfer of immediately available funds as follows:

               (i)  The Deposit shall be paid to the Escrow Agent within three
                    (3) Business Days after execution of this Agreement; and
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                                      -4-

          (ii) The balance shall be paid at the Closing, through escrow with the Escrow Agent, to such accounts as the Seller may designate.

     (b) Notwithstanding anything to the contrary contained herein, this Agreement shall not be effective, and neither party shall be bound hereby, except for the obligation of the Seller to pay the Deposit, unless and until the Escrow Agent shall have received the Deposit as required pursuant to the provisions of Section 2.3(a)(i) hereof. In the event the Purchaser shall fail to make the Deposit within three (3) Business Days after the execution hereof (and time shall be of the essence with respect thereto), the Seller may, in its sole discretion, terminate this Agreement and/or exercise any right or remedy provided in Section 9.1.

     (c) The Purchase Price shall be allocated among the Collective Leased Properties by agreement between the Seller and the Purchaser, or failing agreement, pro-rata in accordance with the cash flow from operations of the Collective Leased Properties from January 1, 2000 through the last full month before the Closing. For purposes of this subsection (c), cash flow shall mean operating income less operating expenses but excluding Rent (as defined in the Master Lease), non-cash expenses such as depreciation and amortization, and all home office charges and management fees.

2.4  Duties of Escrow Agent.
     ----------------------
     (a) The Escrow Agent shall hold the Deposit in an interest-bearing federally-insured account and shall pay the Deposit to the party entitled thereto in accordance with the terms of this Agreement.

     (b) The acceptance by the Escrow Agent of its duties as such under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

          (i) The Escrow Agent acts hereunder as a depositary only, and is not responsible or liable in any manner whatever for the sufficiency of any amounts deposited with it.

          (ii) The Escrow Agent shall not be liable for acting upon any notice, request, waiver, consent, receipt or other instrument or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

          (iii) The Escrow Agent shall not be liable for any error in judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence or willful misconduct.

          (iv) The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and advice of such counsel.

          (v) In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the other parties hereto or their successors.

          (vi) The Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so.

          (vii) The Seller and the Purchaser each hereby release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

     (c) The Seller and the Purchaser may jointly remove the Escrow Agent at any time upon not less than five (5) days notice to the Escrow Agent; in such case, the Seller, by notice to the Purchaser, shall appoint a successor Escrow Agent, reasonably satisfactory to the Purchaser, which shall accept such appointment and agree in writing to be bound by the terms of this Agreement and, in connection therewith, the removed Escrow Agent shall transfer the Deposit to the successor Escrow Agent within one (1) Business Day following notice of its removal and the successor Escrow Agent's appointment. In the event no successor Escrow Agent is appointed and acting hereunder within five (5) days after resignation by the Escrow Agent or there is a dispute among the parties with respect to payment of the Deposit, the Escrow Agent shall pay and deliver the Deposit into a court of competent jurisdiction. Upon delivery of the Deposit to a successor agent or court of competent jurisdiction, the Escrow Agent shall be released or discharged from all further obligations hereunder.

     (d) The Escrow Agent agrees to serve without compensation for its services; provided, however, that the Purchaser and the Seller hereby agree to reimburse, or to advance to, the Escrow Agent all reasonable expenses of the Escrow Agent incurred in the performance of its duties hereunder.

SECTION 3.  CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE.
            -------------------------------------------------

     The obligation of the Purchaser to acquire the Collective Leased Properties shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

     3.1 Closing Documents. The Seller shall have delivered to the Purchaser the following:

     (a) A good and sufficient deed with covenants against grantors acts with respect to each of the Collective Leased Properties, in proper statutory form for recording, duly executed and acknowledged by the Seller, conveying title to the Collective Leased Properties, free from all liens and encumbrances other than the Permitted Exceptions;

     (b) An assignment by the Seller and an assumption by the Purchaser, in form and substance reasonably satisfactory to the Seller and the Purchaser, duly executed and acknowledged by the Seller and the Purchaser, of all of the Seller's right, title and interest, if any, in, to and under all licenses, contracts, permits and agreements affecting the Collective Leased Properties;

     (c) A bill of sale, without warranty of any kind, in form and substance reasonably satisfactory to the Seller and the Purchaser, with respect to any personal property;

     (d) A termination of the Master Lease and release of all guarantees made and security interests pledged pursuant thereto, in form and substance reasonably satisfactory to the Seller and the Purchaser; and

     (e) Such other conveyance documents, certificates, deeds and other instruments as the Purchaser or the Seller or the Title Company may reasonably require and as are customary in like transactions.

3.2  Other Conditions.
     ----------------

     (a) All representations and warranties of the Seller herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Seller shall have performed all covenants and obligations required to be performed by the Seller on or before the Closing Date.

     (b) Title to the Collective Leased Properties shall be free from all liens and encumbrances other than the Permitted Exceptions.

     (c) The Closing shall occur simultaneously with respect to all of the Collective Leased Properties; it being expressly understood and agreed that neither party hereunder shall have any right or obligation to consummate the transactions contemplated hereby with respect to less than all of the Collective Leased Properties.

SECTION 4.    CONDITIONS TO THE SELLER'S OBLIGATION TO CLOSE.
              ----------------------------------------------

     The obligation of the Seller to convey the Collective Leased Properties to the Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

     4.1 Purchase Price. The Purchaser shall deliver to the Seller the Purchase Price payable hereunder.

     4.2 Closing Documents. The Purchaser shall have delivered to the Seller duly executed and acknowledged counterparts of the documents described in
Section 3.1, where applicable.

     4.3  Other Conditions.

          (a) All representations and warranties of the Purchaser herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Purchaser shall have performed all covenants and obligations required to be performed by the Purchaser on or before the Closing Date.

          (b) The Closing shall occur simultaneously with respect to all of the Collective Leased Properties; it being expressly understood and agreed that neither party hereunder shall have any right or obligation to consummate the transactions contemplated hereby with respect to less than all of the Collective Leased Properties.

          (c) The Purchaser shall have paid in full all unpaid Rent and other charges due and payable under the Master Lease with respect to the period ending at 12:01 a.m., local time, on the Closing Date.

          (d) There shall then exist no uncured default, or event or condition which with the giving of notice or the passage of time or both would constitute a default, on the part of the Purchaser under the Master Lease.

          (e) The Seller shall have received evidence satisfactory to the Seller, in its sole discretion, that the Purchaser shall have made all filings, applications, notices and other submittals required by all federal, state and local governmental agencies in connection with the transfer of the Collective Leased Properties to the Purchaser and the consummation of the transactions contemplated hereby and any required approvals necessitated thereby.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

     To induce the Purchaser to enter into this Agreement, the Seller represents and warrants to the Purchaser as follows:

          5.1 Status and Authority of the Seller, Etc. The Seller is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If required, the Seller has duly qualified to transact business in each jurisdiction in which the Collective Leased Properties are located.

          5.2 Action of the Seller, Etc. The Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and all other documents to be delivered in connection with the consummation of the transactions contemplated by this Agreement, and upon the execution and delivery of any document to be delivered by the Seller on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

          5.3 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Collective Leased Properties pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Seller or any of the Collective Leased Properties is bound.

          5.4 Litigation. To the Seller's knowledge, the Seller has received no written notice that any investigation, action or proceeding is pending or threatened which questions the validity of this Agreement or any action taken or to be taken pursuant hereto by the Seller.

          5.5 Not a Foreign Person. The Seller is not a foreign person within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          5.6 Master Lease Default. To the Seller's knowledge, there exists no uncured Landlord Default (as defined therein) under the Master Lease.

          5.7 General. Except as otherwise expressly provided in this Agreement or in any documents to be delivered to the Purchaser at the Closing, the Seller has not made, and the Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding any of the Collective Leased Properties, whether made by the Seller, on the Seller's behalf or otherwise, including, without limitation, the physical condition of the Collective Leased Properties, title to or the boundaries of the Collective Leased Properties, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Collective Leased Properties or the market and physical environments in which they are located. The Purchaser acknowledges (i) that the Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Collective Leased Properties, (ii) that the Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to the Purchaser at the Closing, made (or purported to be made) by the Seller or anyone acting or claiming to act on the Seller's behalf, (iii) that the Purchaser has not received from the Seller or anyone acting or claiming to act on Seller's behalf any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax legal, architectural, engineering, property management and other advisors, and
(iv) that the Collective Leased Properties have been operated and administered by the Purchaser and its affiliates at all times since the Seller's acquisition of the

Collective Leased Properties and the Seller has not at any time acted in such capacity with respect to the Collective Leased Properties, the Seller has had limited access to the Collective Leased Properties and the Seller has not performed its own diligence, or made any inquiry, with respect to the Collective Leased Properties or any representation, warranty or other statement made herein. The Purchaser has inspected the Collective Leased Properties and is fully familiar with the physical condition thereof and shall purchase the Collective Leased Properties in their as is condition on the Closing Date. The provisions of this Section 5.7 shall survive the Closing or any termination of this Agreement.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     To induce the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller as follows:

     6.1 Status and Authority of the Purchaser. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, and has all requisite trust power and authority under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If required, the Purchaser has duly qualified to transact business in each jurisdiction in which the Collective Leased Properties are located.

     6.2 Action of the Purchaser. The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement and all other documents to be delivered in connection with the consummation of the transactions contemplated by this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

     6.3 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

     6.4 Litigation. To the Purchaser's knowledge, the Purchaser has received no written notice that any investigation, action or proceeding is pending or threatened which questions the validity of this Agreement or any action taken or to be taken pursuant hereto by the Purchaser.

     6.5 Master Lease Default. To the Purchaser's knowledge, there exists no Default or Event of Default (as defined therein) under the Master Lease.

SECTION 7.  APPORTIONMENTS.

     7.1 Real Property Apportionments. At the Closing, the Purchaser shall pay in full all unpaid Rent and other charges due and payable under the Master Lease with respect to the period ending at 12:01 a.m., local time, on the Closing Date. There shall be no other prorations or apportionments at the Closing; it being understood that all amounts customarily prorated and apportioned in a transaction of this nature are payable as Rent pursuant to the Master Lease, and as such, are and shall remain, the responsibility of the Purchaser prior to the Closing Date as tenant under the Master Lease, and thereafter, as owner of the Collective Leased Properties.

     In addition, in the event that any of the Collective Leased Properties, or portion thereof, is destroyed or damaged by fire or other casualty or is taken by eminent domain, between the date of this Agreement and the Closing Date, the Seller shall assign to the Purchaser at the Closing the rights of the Seller to receive insurance proceeds and taking awards for the Collective Leased Property, or portion thereof, so destroyed, damaged or taken, and the Seller shall pay to the Purchaser any such proceeds or awards received by the Seller prior to the Closing.

     The provisions of this Section 7.1 shall survive the Closing.

     7.2 Closing Costs. The Purchaser shall pay the costs of closing and diligence in connection with the transactions contemplated hereby, including, without limitation, all documentary, stamp, intangible and other transfer taxes and fees in connection with the consummation of the transactions contemplated by this Agreement and all state, city, county, municipal and other governmental recording and filing fees and charges in connection with the transactions contemplated in this Agreement; provided, however, that, each party shall pay its own attorneys fees.

SECTION 8.  COVENANT OF SELLER.

     The Seller hereby covenants with the Purchaser that, provided that no Event of Default (as defined therein) shall have occurred under the Master Lease, the Seller shall not enter into, modify or amend in any material respect, or terminate, any material agreement with respect to any of the Collective Lease Properties, which would encumber or be binding upon the Collective Leased Properties from and after the Closing Date, and which would materially and adversely affect the value or operations of the Collective Leased Properties, without, in each instance, obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed given unless withheld by written notice to the Seller given within three (3) Business Days after the Seller's written request therefor.

SECTION 9.  DEFAULT.

     9.1 Default by the Seller. If the Seller shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if the Seller shall fail to perform any of the material covenants and agreements contained herein to be performed by the Seller, the Purchaser may, as its sole remedy, either (x) terminate this Agreement and receive a refund of the Deposit or (y) pursue a suit for specific performance.

     9.2 Default by the Purchaser. If the Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if the Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it, the Seller may (x) terminate this Agreement and receive the Deposit as liquidated damages and not as a penalty and (y) terminate the Master Lease and, in connection therewith, the Purchaser shall pay to the Seller a lease termination fee equal to all accrued and unpaid Rent plus Eleven Million One Hundred Eighty-Six Thousand Five Hundred Seventy-One Dollars ($11,186,571) and/or (z) if the Seller shall not have received the Deposit and lease termination fee provided for in the preceding clauses (x) and (y) within five
(5) Business Days after the Seller shall have terminated this Agreement, pursue all other right and remedies available at law or in equity on account of such default.

SECTION 10.    MISCELLANEOUS.

     10.1 Brokers. Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby. Each party shall indemnify and hold harmless the other and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party.

      10.2 Publicity. The parties agree that, unless required by law or securities regulations, no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated by this Agreement to any third party without the consent of the other party, which consent shall not be unreasonably withheld. No party, or its employees shall trade in the securities of any parent or affiliate of the Seller or of the Purchaser until a public announcement of the transactions contemplated by this Agreement has been made. No party shall record this Agreement or any notice thereof.

      10.3  Notices.

          (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

          (b) All notices required or permitted to be sent hereunder shall be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

          (c)  All such notices shall be addressed,

          if to the Seller, to:

               SPTBROOK Properties Trust
               c/o Senior Housing Properties Trust
               400 Centre Street
               Newton, Massachusetts  02458
               Attn:  Mr. David J. Hegarty
               [Telecopier No. (617) 796-8349]

          with a copy to:

               Sullivan & Worcester LLP
               One Post Office Square
               Boston, Massachusetts  02109
               Attn:  Nancy S. Grodberg, Esq.
               [Telecopier No. (617) 338-2880]

          if to the Purchaser, to:

               Brookdale Living Communities, Inc.
               330 N. Wabash Avenue, Suite 1400
               Chicago, Illinois 60611
               Attn: Mr. Mark J. Schulte
               [Telecopier No. (312) 977-3699]
          and to

               Brookdale Living Communities, Inc.
               330 N. Wabash, Suite 1400
               Chicago, Illinois 60611
               Attn: Robert J. Rudnik, Esq.
               [Telecopier No. (312) 977-3769]

          with a copy to:

               Burke, Warren Mackay & Serritella, P.C.
               330 N. Wabash Avenue, 22nd Floor
               Chicago, Illinois 60611
               Attn: Douglas E. Wambach, Esq.
               [Telecopier No. (312) 840-7900]

          (d) By notice given as herein provided, the parties hereto and their respective successor and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

     10.4 Certain Master Lease Matters. The Purchaser and the Seller hereby agree as follows:

          (a) Provided no other Event of Default (as defined therein) shall have occurred under the Master Lease and no default by the Purchaser shall have occurred under this Agreement, the Seller waives the Default and Event of Default (as defined therein) under the Master Lease resulting from the acquisition of the stock of the Purchaser by Capital Z and/or Fortress Registered Investment Trust and/or their affiliates or any Change of Control (as defined in the Master Lease) resulting therefrom.

          (b) In the event of any termination of the Master Lease as a result of a default by the Purchaser under this Agreement or an unwaived Event of Default (as defined therein) under the Master Lease, the Purchaser and its affiliates shall cooperate with the Seller to effect a reasonable transition in operations of the Collective Leased Properties to the Seller or its nominee. Without limiting the generality of the foregoing, in such circumstances, the Seller or its nominee may offer employment to personnel at the Collective Leased Properties currently employed by the Purchaser and its affiliates.

     10.5 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

     10.6 Assignment; Successors and Assigns. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other, except that the Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by the Purchaser or to any other entity in connection with a synthetic lease or other form of financing transaction consummated by the Purchaser in connection with the Closing hereunder; provided, however, that, in the event this Agreement shall be assigned to any entity wholly owned, directly or indirectly, by the Purchaser, the Purchaser named herein shall remain liable for the obligations of the Purchaser hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

      10.7 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

     10.8 Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof, including, without limitation, any provisions of the Master Lease which address the purchase and sale of the Collective Leased Properties.

     10.9 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

     10.10 Attorneys Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party's costs and expenses, including reasonable attorneys fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

     10.11 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     10.12 Time of Essence. Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

     10.13 Governing Law. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than The Commonwealth of Massachusetts; or
(vii) any combination of the foregoing.

     To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such a court or courts located in the State of New York as is provided by law; and the parties consent to the jurisdiction of said court or courts located in New York and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

     10.14 NON-LIABILITY OF TRUSTEES. THE DECLARATION OF TRUST OF THE SELLER, A COPY OF WHICH IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME SPTBROOK PROPERTIES TRUST REFERS TO THE TRUSTEES UNDER SUCH DECLARATION OF TRUST COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE SELLER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST THE SELLER. ALL PERSONS DEALING WITH THE SELLER, IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF THE SELLER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

     10.15 Purchase of Entity Interests in Seller. The Seller agrees that it shall cooperate with the Purchaser in structuring the transactions contemplated by this Agreement as a purchase of the equity interests in the Seller rather than a purchase of the Collective Leased Properties from the Seller, provided that (x) such structuring does not delay the Closing, (y) the Seller shall have determined, in its sole discretion, that structuring the transaction as a purchase of equity interests shall not subject the Seller to any loss, cost, damage, expense, fee, penalty, charge or other liability, and the Purchaser shall have provided the Seller with such assurances with respect thereto as the Seller may require, and (z) the Purchaser shall pay to the Seller, at the Closing, the Seller's incremental expenses incurred as a result thereof. The provisions of this Section 10.15(z) shall survive the Closing.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

                                       SELLER:

                                       SPTBROOK PROPERTIES TRUST

                                       By: /s/ David J. Hegarty
                                            Its: President



                                       PURCHASER:

                                       BROOKDALE LIVING COMMUNITIES, INC.

                                       By: /s/ Mark J. Schulte
                                            Its President

ACKNOWLEDGED AND AGREED WITH
RESPECT TO ALL PROVISIONS
AFFECTING THE MASTER LEASE:

BLC PROPERTY, INC.

By: /s/ Mark J. Schulte
Its President

BROOKDALE LIVING COMMUNITIES OF ARIZONA, INC.


By: /s/ Mark J. Schulte
Its President

BROOKDALE LIVING COMMUNITIES OF ILLINOIS, INC.


By: /s/ Mark J. Schulte
Its President

BROOKDALE LIVING COMMUNITIES OF NEW YORK, INC.


By: /s/ Mark J. Schulte
Its President

BROOKDALE LIVING COMMUNITIES OF WASHINGTON, INC.


By: /s/ Mark J. Schulte
Its President


THE UNDERSIGNED HEREBY ACKNOWLEDGES AND
AGREES TO BE BOUND BY THE PROVISIONS OF
SECTION 2.4 OF THE FOREGOING AGREEMENT.

CHICAGO TITLE INSURANCE COMPANY

By:/s/ Robert J. Capozzi, Esq.
   ------------------------------